Dennis E. Valentine Chief Financial Officer Phone: 760-602-3292	The Investor Relations Group Investors: Kathryn McNeil/DianGriesel, Ph.D. Media: Andrea Faville/Dian Griesel, Ph.D. Phone: 212-825-3210

FOR IMMEDIATE RELEASE

JMAR TO INSTALL FIRST BIOSENTRY WATER MONITORING UNITS

Olivenhain Municipal Water District to conduct trial of new waterborne microorganism detection and alert system in conjunction with the California Department of Health Services

San Diego, CA – March 7, 2005 – JMAR Technologies, Inc. (NASDAQ: JMAR) entered into an agreement to test Beta models of its BioSentry™ waterborne microorganism monitoring system with the Olivenhain Municipal Water District (OMWD). OMWD will use three of JMAR’s BioSentry™ units to continuously monitor the purity of water at various points in its treatment plant.

The OMWD services approximately 58,000 residents of northern San Diego County and processes about 34 million gallons of water per day. Beta model BioSentry units will be positioned in the plant to monitor raw influent water, treated effluent water, and distribution system water. Upon successful completion of the six-month performance validation test, OMWD intends to purchase three production model BioSentry™ systems. Based on the prospect of cost reductions realized by employing BioSentry™ systems, OMWD has secured the option to acquire six additional units. Test results and operational evaluations will be shared with water producers and suppliers throughout the United States.

“The Mission of Olivenhain Municipal Water District is to provide to its customers reliable, high quality water that exceeds all regulatory requirements in a cost-effective and environmentally responsible manner,” said David McCollom, General Manager of the District. “The BioSentry™ system is a novel, technology-based solution that offers continuous, automated quality monitoring of drinking water – alerting us, in real-time to potential threats to our water purity and ensuring our ability to rapidly diagnose and prevent possible waterborne microorganism contamination from reaching the consumer.”

“Municipal water processing plants are on the Homeland Security front lines, assuring the safety of critical water supplies,” said Ronald A. Walrod, CEO of JMAR. “We at JMAR are pleased that the BioSentry will support this important mission by providing continuous, real-time monitoring for waterborne pathogens. As a recognized technology leader in utility water filtration and treatment, OMWD is a perfect site for the first BioSentry Beta tests. We believe this extensive test program will go a long way toward proving the value of BioSentry™ in the utility water market.”

About the BioSentry™

The BioSentry™ is a laser-based early-warning system that will provide continuous, automated quality monitoring of drinking water. This unique system is designed to monitor, detect and classify waterborne microorganisms in real time, assuring water purity.

With more than 50,000 water utilities, 1,500 water-bottling companies, and 90,000 major buildings in the United States, the total served market for BioSentry™ is expected to exceed $100 million.

About JMAR
JMAR Technologies, Inc. is a leading innovator in the development of laser-based equipment for imaging, analysis and fabrication at the nano-scale. The Company is leveraging over a decade of laser and photonics research to develop a diverse portfolio of products with commercial applications in rapidly growing industries while continuing to provide support for the U.S. Government’s Defense Microelectronics Activity (DMEA) semiconductor fabrication facility. JMAR is targeting the nanotech, bioscience and semiconductor industries with its BritelightTM laser; X-ray Light Source; Compact X-ray Microscope — for 3D visualization of single cells and polymers; and its X-ray Nano Probe — enabling interaction, analysis and modification at the nano-scale. JMAR also maintains strategic alliances for the development of BioSentryTM and READ — biological and chemical sensors for homeland security, environmental and utility infrastructure industries.

This news release contains certain “forward-looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company’s control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including the risk that the performance validation tests of the BioSentry Beta units are not successfully completed due to unforeseen issues with the installation and operation of the units outside of the controlled environment of JMAR’s facility, delays or inability in obtaining approval by water utility regulators of the installation of BioSentry production units and their operation in the utilities’ regular operations, the possibility of infringement of issued patents, competition from alternative technologies, uncertainties as to the size of the market, cost and margins for the BioSentry products, failure to obtain market acceptance, current or future government regulations affecting the use of BioSentry products, the lack of availability of critical components, the degree of protection from future patents, and other unforeseen issues involved in the development or acquisition of new products or technologies and other risks detailed in the Company’s 2003 Form 10-K and Form 10-Q for the quarter ended September 30, 2004 filed with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. JMAR Technologies, Inc. does not assume any duty to publicly update or revise the material contained herein.

XXXXX